Exhibit 99.1

Transcript of second quarter earnings call on August 12, 2021

Operator:

Good afternoon and thank you for attending the Safeguard Scientifics’ Second Quarter 2021 Financial Results Conference Call. [Operator Instructions.] I would now like to pass the conference over to your host Matt Barnard, with Safeguard Scientifics. Thank you. You may proceed.

Matt Barnard:

Good afternoon and thank you for joining us for this presentation on Safeguard Scientifics’ second quarter 2021 financial results. Joining me on today’s call and webcast are Eric Salzman, Safeguard’s Chief Executive Officer, and Mark Herndon, Safeguard’s Chief Financial Officer. Following our prepared remarks, we’ll open the call for your questions.

As always today’s presentation includes forward looking statements. Reliance on forward-looking statements involves certain risks and uncertainties, including, but not limited to the uncertainty of the future performance of our companies, our ability to make good decisions about the monetization of our companies, the ongoing support of our companies, our inability to unilaterally control our companies, fluctuations in the market prices of any of our companies that are publicly traded and the effect of regulatory and economic conditions generally, and other uncertainties described in our filings with the SEC. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as indication of future performance.

During the course of today’s call, word such as expect, anticipate, believe and intend will be used in our discussion of goals or events in the future. Management cannot provide any assurance that future results will be as described in our forward-looking statements. We encourage you to read our filings with the SEC, including our Form 10-K, which describe in detail the risks and uncertainties associated with managing our business. The company does not assume any obligation to update any forward-looking statements made today.

I would now like to introduce Eric.

Eric Salzman:

Thanks, Matt. Thanks for joining us this afternoon for our Q2 earnings call. We will cover the following topics on the call today. First, we’ll update you on exits and our thinking around returning value to shareholders. Second, we’ll provide you with Q2 portfolio highlights for each of our positions. Third, we’ll share the publicly listed comparable trading statistics. Fourth, we’ll provide some commentary on our expected follow-on deployments for the balance of the year. Next, Mark will take you through the final review for the quarter and last we’ll open it up for Q&A.

So, I’ll start with exits and return of value to shareholders. As we announced in July, Flashtalking entered into an agreement to be purchased by Mediaocean. The deal is expected to close in Q3 and Safeguard expects to receive approximately $43 million in cash at close. We’re excited about this transaction and good outcome for Flashtalking management and for Flashtalking investors. Pro forma for this close, our cash balance will be substantially above our $18 million target for maximum liquidity cash that we need to operate. We’ve – we have begun to explore the best ways to return value to shareholders. This generally falls into two buckets. One is a stock buyback. The other is a special cash dividend.

Stock buyback can be done via open market or 10b5-1 plan and/or stock buyback can be executed through self tender. Some of the considerations on the stock buyback include the following. How much can we buy in the open market given our average daily trading volume? At what prices can we buy back stock that would offer a fair price to selling shareholders and also be accretive to the non-selling shareholders? And what specific disclosure requirements are required at the time of our self tender that could negatively impact any of our companies.

On the special cash dividend front, the primary consideration is whether we will be in an earnings and profits loss position to effectuate a return of capital dividend. We need to wait until later in the year to determine our earnings and profits position. The next source of value returned to shareholders is our position in Bright Health Group or BHG. BHG completed its IPO on June 23, and we own 1.3 million common shares. Our shares are locked up until the end of December. It’s been a volatile ride for BHG as its IPO and Q2 results were disappointing to the market. The market seems to be viewing the company as a show me story, as it trades in line with traditional managed care providers.

Our view is that management will have to deliver consistent results in the subsequent quarters to rebuild confidence of investors. From a Safeguard perspective, we’re closely watching their results and we will have an opportunity to see Q3 earnings before we have any decisions to make post our lockup.

Next, I’d like to provide an update on other M&A in the portfolio. On our Q1 earnings call, we reviewed the strategic or M&A activity among our companies. On today’s call, we want to give you an update on those names, as well as other M&A activities in the portfolio. The company we mentioned in our last call that was in an M&A process and that we were cautiously optimistic about was Flashtalking, as mentioned, the deal signed in July and is expected to close in Q3.

On our last call, we also mentioned three other companies that were exploring strategic options. One is moving forward. They launched a process earlier this month. The other one interviewed bankers and based on feedback, the board and the management decided to put-off any strategic process until late 2022, given the company’s strong financial performance and robust top-line growth.

The third company we mentioned on last quarter’s call had early strategic discussions with a couple of parties and decided it was not ready to go out at this time to maximize value. That could be a late next year event. In addition to those companies that we talked about on the last earnings call, there are two other companies that are exploring strategic options. One is planning to launch a process in September. The other is in varying degrees of discussions with strategic partners.

I’d like to make two comments on M&A. At a high level there’s lots of risks in M&A processes and getting deals done even in the current robust M&A process is hard and fraught with uncertainty. More specifically, other than Flashtalking, we do not think that it is highly likely that we will have any other M&A processes closed by the end of this calendar year. To be clear, we’re not talking about our Bright Health stock, which is coming off lockup. We’re talking about the other in-process activities that I mentioned. While it is possible, we’re not assuming so in our projections for this calendar year.

Let me now provide some portfolio highlights name by name, as we’ve done in prior quarters. At Aktana we’re seeing post-COVID momentum picking up with pharmaceutical budgets. The company also had a major multi-million dollar win at a top 10 pharma company for U.S. omnichannel and intelligence. This is where we believe the market is moving and Aktana is a leader in this area. At InfoBionic they’ve had accelerated deployments at the Mayo Clinic under its multi-year agreement. Their Q2 EBITDA came in ahead of plan and if you haven’t had the opportunity, you might want to watch a replay of my fireside chat with InfoBionic’s CEO, Stuart Long, which can be found on the investor section of our website under past events.

meQuilibrium posted record Q2 and first half bookings and it is one of our fastest growing companies. At Moxe their year to date June revenues is just shy of full year 2020 revenues, and they have a full pipeline of connections going live in the second half of 2021. Prognos continues to add data partners as its healthcare ecosystem evolves, and they are on track for their 2021 forecast.

Syapse has experienced increasing market recognition as a leader in the real-world data and evidence space, its core data assets continue to grow substantially with the focus on differentiated cohorts, such as bladder, ovarian, prostate, and AML. At Trice, we mentioned last quarter that Trice completed an acquisition of Tenex, the integration between the two companies is going well. The combined company is well positioned for second half 2021 growth.

Clutch had its largest bookings quarter in the company’s history in Q2. And the company is seeing accelerated traction through its partnerships with NCR, Salesforce, Accenture, among others. MediaMath is experiencing strengthen in Asia Pacific, as well as in its retail segment and strong growth in its emerging CTV business.

And lastly, Lumesis continues to grow its user base and product platform, which is leveraged to the municipal market. The company is tracking plan this year. I’ll note that this is not a comprehensive assessment of each company and specific risks apply to each name.

I now want to turn over to portfolio metrics. These are the trading multiples that we’ve shared with you in prior quarters. We share these metrics with you on our publicly traded comps, both because we use them in our internal evaluation methodology, as well as we follow these companies as part of our industry trends and exits. You can divide our portfolio into three broad buckets, tech-enabled healthcare, which is Akata, Moxe, Syapse, Prognos and InfoBionic and mequilibrium, AdTech, which is Flashtalking and MediaMath, and marketing tech or MarTech, which is Clutch. We look at enterprise value to forward revenue multiples and projected revenue growth. The stats that I will cite are earlier this week.

The median healthcare enterprise value to revenue multiples on 2021 and 2022 were 6.2 times and 5.2 times, respectively that’s down between 1.2 and 1.5 turms from our May earnings call. The median AdTech enterprise value to revenue multiples on 2021 and 2022. The median MarTech enterprise value to revenue multiples on 2021 and 2022 were four times and 3.9 times reflectively flat to down 0.3 terms from May.

On revenue growth, note that the median analysts’ consensus revenue growth for these healthcare tech comps was 28% for 2021 and 20% for 2022. The median analysts’ consensus revenue growth for ad tech comps was 23% for 2021 and 21% for 2022. And lastly, the median analyst consensus revenue growth from MarTech public comps was 19% for 2021 and 13% for 2022. We provide the revenue growth information for couple of reasons.

First, the comp set is experiencing fast revenue growth and the valuation in the public markets is most correlated to revenue growth. Second, when we think about the applicability of these trading multiples to our portfolio, it is important to make adjustments for revenue growth, as well as size, profitability, illiquidity, etc. We continue to project revenue growth for our portfolio to be between 15% to 20% up year-on-year that’s 2020 to 2021 on an aggregate basis, but note that not every company is experiencing that growth. Some are higher and some are lower.

The last topic I’d like to comment on is our follow on deployments for the balance of the year. As you read in our press release, we’ve deployed $1 million year-to-date in the portfolio and continue to maintain $5 million to $7 million guidance for 2021. This obviously means we expect to deploy $4 million to $6 million in capital for the balance of the year. This is explained primarily by two companies with which we’re in discussions about deploying capital. I’d like to remind our investors that our policy is to commit follow on capital to situations where one, the new capital has attractive risk adjusted returns, and two, the capital is either necessary to protect our existing position and or better control the path to exit. These two situations, meet those criteria, and we’ll update you further in next quarter on the developments with them.

At this time, I’ll turn the call over to our CFO, Mark Herndon to walk you through our financial results.

Mark. Are we having technical problems?

Mark Herndon:

Okay. I will start again.

Eric Salzman:

Okay. Now we can hear you.

Mark Herndon:

Okay, good. For the quarter ended, June 30, 2021 Safeguard’s net loss was $0.3 million or $0.02 per share, as compared to the net loss of $9.9 million or $0.48 per share for the same period of 2020. This quarter’s results were positively impacted by non-cash gains, excuse me, non-cash and an unrealized gain on Bright Health stock of $7.4 million and a $1.8 million realized gain resulting from Velano Vascular’s acquisition. These events were offset by the non-cash impairment of $2.5 million at other ownership interests. As you may recall, 2020’s net loss also included a variety of impairments totaling $5.7 million related to Sonobi and several other ownership interests.

Safeguard’s cash, cash equivalents and restricted cash at June 30, 2021, totaled $21.3 million. And we have no debt obligations. Our cash flows in the quarter were primarily the result of the $3.4 million received from the Velano Vascular transaction, less the share repurchases of $1.6 million.

Our general and administrative expenses were $2 million for the three months ended June 30, 2021, which was slightly lower, but consistent with the $2 million reported in the comparable second quarter of 2020. Corporate expenses for the quarter, which represents general and administrative expenses, excluding stock-based compensation, severance expenses, and non-recurring and other items were $1 million as compared with $1.2 million in the comparable quarter of 2020 a 23% decline.

On a sequential basis, our quarterly corporate expenses were also down 20% from $1.2 million last quarter. We expect this approximate level of corporate expenses for the remainder of 2021 resulting in our outlook to be below the previously disclosed target of $4.4 to $4.9 million, with respect to both general and administrative costs and the corporate expense amounts, we have continued to reduce the cash based employee compensation costs, professional fees and office costs partially offset by higher insurance expenses.

The corporate expense measure continues to benefit from director fees, being paid in equity and a significant portion of management’s compensation being paid in equity. Last year’s and last quarter’s severance actions are significant factors for our current reduced level of corporate expenses. I would also like to note that the corporate expense measure excludes an accrual that is set aside for the transaction bonus plan, commonly referred to as the LTIP, which is included as a component of general and administrative expenses.

This quarter included the first payments under the LTIP since we began the LTIP plan in 2018, which was $0.4 million. We expect that the proceeds from the Flashtalking transaction will result in additional layers to be met and will ultimately result in $2.1 million worth of payments during the back half of this year. We continue to view the LTIP payments as fully funded by the proceeds of exit transactions. Since this plan was enacted, Safeguard has collected approximately $208 million of gross proceeds from asset sales, which resulted in the $0.4 million payment last quarter.

With respect to our ownership interests, in 2020 we have an aggregate carrying value of $60.1 million as compared to $50.4 million at December 31, 2020 last year. The increase for the year-to-date period, as a result of the additional Bright Health positions valued at $23.7 million at June 30, as well as our previously disclosed first quarter $7.3 million dilution gain reported at Syapses and the $1 million deployed to Trice. These increases were offset by typical decreases that we’ve discussed before resulting from the application of the equity method of accounting. The $2.5 million impairment this quarter, as well as the exits associated with Zipnosis, T-REX, Velano Vascular and WebLinc that each removed carrying value.

As a reminder, our carrying value of ownership, interests, where we applied the equity method accounting is a GAAP term, which we typically reduce the carrying value for our share of the losses of the underlying companies. And it generally does not represent the fair value or an expected exit value of those same ownership interests. If the fair value of any of our ownership interest declines below our carrying value, we would consider making a downward adjustment to the carrying value by recording an impairment. We also have a few ownership interests that are not accounted for under the equity method and do not have a readily determinable fair value. Those interests can have a readily determinable – excuse me; these interests can have an upward or downward adjustment from time-to-time, resulting from observable price changes, if there are transactions in their securities. These observable price changes are recorded as gains or losses and other income loss net section of our statement of operations.

The second quarter’s other income included a $7.4 million unrealized gain resulting from Bright Health’s IPO and the subsequent trading activity through June 30. Subsequent to the quarter, we have seen Bright Health stock decline substantially. As a reminder, the terms of the IPO require us to hold our 1.3 million shares at least through December, through late December of 2021. This quarter also included a realized gain of $1.8 million resulting from the sale of Velano Vascular as I mentioned earlier.

Our share of the losses of our equity method ownership interests from the three months ended June 30, 2021 was $5.4 million as compared to $3.1 million for the comparable period in 2020. This quarter’s increase in loss is primarily the result of a benefit in the prior year related to the accounting change at one of our companies. For the remainder of the equity method entities our share of the results were relatively consistent.

I’d also like to remind everyone that we report our share of the losses from the equity method companies on a one quarter lag. So this quarter’s share of losses reflects the calendar first quarter. Many of our companies saw the initial impact of COVID-19 during the later stages of the first quarter of 2020, their results for the remainder of the year reflected full quarters of operating in that environment. But we’ve also seen and expect to see again in later quarters, some benefits for our companies resulting from PPP loan programs. Also with respect ownership interest, we can update you to the total third-party debt at our 11 companies, which excludes Bright Health, the level of debt has increased to about $385 million. This is principally the result of additional debt raised at several companies to fund operations and growth.

For cash, the amount held by those companies decreased slightly to about $135 million. In terms of revenue performance, we reported a 10% decrease in our trailing 12 month disclosure, which again, relates to the trailing 12-month period ended March 31, 2021 to the one quarter lag that we use. That decline was attributable to a few different aspects, including COVID headwinds throughout the later portion of 2020 for companies with retail or elective medical customers or other company specific issues. And in one case a specific revenue increase in the fourth quarter of 2019, but did not recur in the fourth quarter of 2020, which comes into play due to the one quarter lag and the reporting data.

As a result, you may continue to see this, that weakness in the trailing 12 months disclosure in upcoming quarters. However, we continue to expect that the calendar 2021 results for this group of companies will result in a 15% to 20% revenue growth. However mentioned this occurs in the back half of the year.

So now this is time to turn to the Q&A portion of the call. So Hannah I’ll ask you is there and we – I know we have only a handful of folks participants right now, but can you check and see if we can get a question?

Operator:

[Operator Instructions]

Mark Herndon:

So Hannah, I will note one aspect. So, we’ve talked about it before. We’re looking for additional way that we can provide shareholders and information and interact with you to support your evaluation of our investment opportunity here. So one thing I’ll call your attention to as an example we have added a disclosure in our press release table to the fully diluted ownership percentage for each company, in addition to the primary interest and voting. So take a look at that, and I’m sure if you have questions about it, we’ll be happy to talk about it.

Operator:

There are no questions waiting in queue at this time.

Eric Salzman:

This is Eric Salzman. I want to first apologize. We had a few technical issues on this. I will tell you that I had a lightning strike that I lost power and a tree fell about 15 feet from me while I was going through my prepared remarks. So if there’s any clarifications please feel free to reach out to us in any event. And we’ll make sure that there’s a clean transcript of the call available for our investors. And as always, please feel free to reach out to us at any time to Mark and me and we can answer any questions and want to thank you for joining us this evening. Take care.

Operator:

That concludes today’s conference call. Thank you for your participation and enjoy the rest of your day.